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                                  SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/_/ Preliminary Proxy Statement

/_/ Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

/_/ Definitive Proxy Statement

/_/ Definitive Additional Materials

/X/ Soliciting Material Pursuant toss. 240.14a-12


                             Mylan Laboratories Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                 Carl C. Icahn,
                   Barberry Corp., Hopper Investments LLC and
                         High River Limited Partnership
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (check the appropriate box):


/X/ No fee required.

/_/ Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

    2)  Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:


/_/ Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:


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         On October 29, 2004, High River Limited Partnership delivered a letter to Mylan Laboratories Inc., which letter is attached hereto as Exhibit 1.




SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF MYLAN LABORATORIES INC. FOR USE AT ITS SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF MYLAN LABORATORIES INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY MR. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2004 WITH RESPECT TO MYLAN LABORATORIES INC. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.


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                         High River Limited Partnership
                                767 Fifth Avenue
                                   47Th Floor
                            New York, New York 10153



October 29, 2004


Robert J. Coury
Board of Directors
Mylan Laboratories, Inc.
1500 Corporate Drive
Suite 400
Canonsburg, Pennsylvania 15317-8574


    Re: Mylan Laboratories, Inc. ("Mylan")
        ----------------------------------

Gentlemen:

As you know, on October 28, 2004 King Pharmaceuticals, Inc. ("King") announced that their high level of inventory returns and concerns regarding return reserves, could lead to a restatement of previously issued financial statements and revisions to preliminary third quarter results. These financial statement issues, on top of the problems King already faces, reinforce our belief that an acquisition of King by Mylan is extremely risky and could lead to meaningful diminution of shareholder value. Mylan may now have a golden opportunity to sidestep the King transaction and move forward in more advantageous ways. We believe that it is incumbent on the management of Mylan and the members of its Board of Directors to seriously consider, in light of their fiduciary duties, the rights of Mylan under its merger agreement with King concerning its ability to terminate that agreement, in accordance with its terms.

The latest announcement by King has only added to its existing problems. Mylan has stated that the acquisition of King's branded pharmaceutical products is a major reason for the merger with King. Obviously, these branded drugs constitute the major source of King's profits. Yet almost all of King's patent protected drugs may face significant generic competition over the next few years as the result of key patent expiration and/or through challenges to its patents. With the great uncertainty at King, it is hard to understand buying King at any price, let alone $4 billion. It is also hard to understand how buying King will enhance your "vision" of becoming a branded company when almost all of its branded products are at risk. Indeed Altace(TM), which is responsible for approximately 38% of King's net branded sales for 2003, is now under significant threat of losing its patent monopoly in mid-2005. A trial involving a challenge to Altace(TM) asserted by Cobalt Pharmaceuticals, Inc. ("Cobalt") is expected to commence in the first quarter of 2005. We have been informed that the principals of Cobalt have a significant history of success in such cases. Adding to the difficulty for King, the Federal Trade Commission ("FTC") has commenced numerous investigations and enforcement actions challenging the validity of settlements in this context. Any settlement of such suits can raise significant issues, require notice to the FTC under newly


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Robert J. Coury
October 29, 2004
Page 2

adopted law, and would likely be reviewed by the FTC to avoid any settlement that could delay the entry of other generic manufacturers into the market place, thus making settlement of such suits much more difficult to achieve. Not only are existing branded drugs at risk, but King's ability to develop new drugs is also uncertain. King has historically grown through acquisitions rather than internal development of new drugs. Considering the highly competitive market for acquiring new drugs and King's acquisition track record, we strongly question the ability of King to replace potential losses in sales of its brand name drugs posed by increased competition. In addition, King engages in limited proprietary research activity with respect to the development of new products. Finally, King has disclosed that investigations by the SEC and the Office of Inspector General of the Department of Health and Human Services, and other possible governmental investigations and securities and ERISA litigations could have a material adverse affect on King. We believe this is the background of a company that Mylan should avoid at any price. We certainly feel that our view of King stock as a good short has been vindicated by events.

Acquiring King is far from being the best or only alternative to realize your stated "vision" for the future of Mylan. We have commissioned the consulting firm of A.T. Kearney to conduct a study that evaluates the generics industry, Mylan and King. We expect the final report shortly. The team preparing the study includes participation by five senior members of the A.T. Kearney Pharmaceutical and Healthcare Practice, a group with combined industry experience exceeding 80 years. The A.T. Kearney report will show that there are many avenues that Mylan could pursue that make more strategic sense than the transaction with King. We would be pleased to meet with you to discuss that study and potential strategies identified by A.T. Kearney that could benefit Mylan.

As you doubtlessly are aware, we are not the only shareholder opposed to the King transaction. Both UBS Global Asset Management (which reported holdings of
10.5 million shares as of June 30, 2004) and Artisan Partners (which reported holdings of 4.3 million shares as of June 30, 2004) have written separate letters to the board to additionally voice their opposition to the merger. Banc of America Securities has recently reported that in their survey of investors, 76% indicated that if they owned Mylan stock, they would vote AGAINST the proposed Mylan/King merger; and that was before King's October 28th announcement.

As stated above, if Mylan can properly terminate the agreement with King, we believe it should seize that opportunity. Because of the many problems concerning King, the major uncertainties concerning its future, and the opposition of your major shareholders, we believe that Mylan should not try to restructure a new transaction with King on terms that do not require a majority vote of Mylan shareholders. We believe that such an act would be divisive and would lead to protracted litigation. Additionally, we would intend to respond to such action by conducting a proxy contest (which no responsible Board wants for their company) seeking to run a slate of directors and proposing a new management team for Mylan.


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Robert J. Coury
October 29, 2004
Page 3

Naturally, we would prefer to work with Mylan in a cooperative way, as outlined above. However, if necessary, we will take such actions as are appropriate to protect our interests and those of our fellow shareholders.

We look forward to hearing from you.


                                           Very truly yours,

                                           High River Limited Partnership

                                           By: Hopper Investments LLC,
                                               its general partner

                                           By: Barberry Corp., sole member

                                           By: /c/ Carl C. Icahn
                                               ----------------------------
                                               Name:  Carl C. Icahn
                                               Title: Chairman of the Board